Exhibit 10.2

Consulting and Separation Agreement and Release

This Consulting and Separation Agreement and Release (“Agreement”) is made by and between OneMain Holdings, Inc. (“OMH”) and OneMain General Services Corporation or any successor employer (the “Employer”) (OMH and the Employer collectively are the “Company”), and John C. Anderson (the “Employee”), as of February 21, 2020. (The Company and all of its direct and indirect subsidiaries are referred to as “OneMain”; and an “Affiliate” of the Company shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with the Company.)

1.Termination of Employment. The Employee previously notified the Company of his intent to retire, and the parties agree that the Employee’s employment will terminate on February 21, 2020 (the “Termination Date”). The parties agree that the retirement is a voluntary resignation.

2.Consulting Services. The Employee will be an independent contractor after February 21, 2020, performing such consulting services as previously discussed and mutually agreed to by the Employee and OneMain from time to time, upon the terms and conditions set forth in this Agreement (the “Consulting Services”). The term for the Consulting Services will be from February 22, 2020 through June 30, 2020, subject to earlier termination as described below. The term for the Consulting Services may be extended if both parties agree in writing. The Employee agrees to provide all Consulting Services in a professional and competent manner, and in accordance with generally accepted standards for the type of work performed. The parties anticipate that the Employee generally will work remotely, but will travel to New York or other locations as needed.

3.Fees for Consulting Services and Expenses. The Employee will be paid a consulting fee of $225,000 for the term of the consulting (the “Fee”). The Fee will be prorated from February 22, 2020, through June 30, 2020, and will be paid monthly, within 20 days of the end of each applicable month. Any reimbursable expenses incurred while providing Consulting Services will be reimbursed at the Employee’s cost, but only if pre-approved by OneMain. In order to be reimbursed, all such expenses will be incurred in accordance with OneMain’s expense polices and the Employee must provide copies of receipts for submitted preapproved expenses. The Employee will be responsible for payment of his normal overhead costs.

4.Termination of Services. Either party may terminate the Employee’s Consulting Services at any time upon 30 days’ notice by providing written notice to the other party. If the Employee terminates the Consulting Services, OneMain will be liable for payment for any Consulting Services provided or approved expenses incurred prior to, but not for any services provided or expenses incurred after, the date of termination of the Consulting Services. If OneMain terminates the Consulting Services prior to June 30, 2020, other than for cause (as referenced below), the Employee will be entitled to a lump sum payment equal to the remaining Fee that would have been paid if the Employee had remained as a consultant through June 30, 2020. The lump sum payment will be made within 15 days after the date the Consulting Services terminate.

OneMain may also terminate the consulting services for cause at any time if the Employee engages in misconduct or any fraudulent or dishonest act against OneMain or in connection with providing services to OneMain; the Employee violates any applicable law or regulation relating to dishonesty or respecting OneMain’s business, or which disqualifies the Employee from being affiliated with OneMain; a Federal or state regulatory agency requires the Employee’s termination or removal from the duties required for the Employee’s position; the Employee habitually neglects his duties or provides substandard service; or the Employee otherwise violates any of the terms of this Agreement. If the Employee’s services are terminated for cause, any fees that have not been paid will be forfeited and not paid to the Employee.

5.Separation Payments. If the Employee signs this Agreement, does not revoke it, and otherwise complies with the terms and conditions of this Agreement, the Employee will receive cash payments totaling $825,000 (the “Separation Payments”) on June 30, 2020.

6.Benefits. Except as otherwise provided in this Agreement, all benefits available to the Employee as an employee cease as of the Termination Date in accordance with the terms of the specific benefit plans. Further, eligibility for coverage under the Short Term and Long-Term Disability programs, 401(k) contributions and matches, and all other benefits not mentioned in this Agreement cease as of the Termination Date. Thereafter, the Employee and the Employee’s eligible dependents shall be entitled to exercise their option to obtain health and welfare insurance continuation coverage subject to the terms of COBRA. The Employee will receive COBRA information from the Employer or its third-party administrator.

7.Release of Claims. The Employee waives and releases the Company, OneMain and all Affiliates, and their past or present officers, directors, employees and agents (collectively the “Releasees”), from all claims, controversies, demands, promises, actions, suits, grievances, complaints, charges, damages, debts, compensation or benefits of any kind (including salary, bonuses, incentive compensation and equity grants), promises, costs, expenses, attorneys’ fees and remedies of any kind (whether known or unknown, individually or collectively) (collectively “Claims”) that the Employee may have against any Releasee which arises from or relates to the Employee’s employment with the Company or any of its Affiliates, or the termination of employment with the Company or any of its Affiliates, whether in law, equity, contract or tort. This Agreement applies to Claims that the Employee knows about and that the Employee may not know about that arose any time up to the date that this Agreement is signed. This release and waiver includes, without limitation, claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, and any other federal, state or local law, statute, regulation or ordinance applicable to the employment or the termination of employment with the Company or any of its Affiliates. The Employee acknowledges that the Employee is not waiving any rights or claims that may arise after the date this Agreement is executed. OneMain waives and releases the Employee from all claims, controversies, demands, promises, actions, suits, grievances, complaints, charges, damages, debts, promises, costs, expenses, attorneys’ fees and remedies of any kind (whether known or unknown, individually or collectively) which OneMain may have against the Employee which arises from or relates to the Employee’s employment with the Company or any of its Affiliates, or the termination of employment with the Company or any of its Affiliates, whether in law, equity, contract or tort. This release by OneMain applies to claims that OneMain knows about and that the OneMain may not know about that arose any time up to the date that this Agreement is signed; except that the release does not apply to claims related to the Employee’s theft or embezzlement.

(a)401(k)/RSUs. This Agreement does not modify or affect any vested rights that the Employee may have under the OneMain 401(k) Plan, nor does it modify any rights to restricted stock units granted to the Employee pursuant to a Restricted Stock Unit Award Agreement (“RSU Agreement”) under the OneMain Holdings, Inc. Amended and Restated 2013 Omnibus Incentive Plan (the “Omnibus Plan”), including the vesting provisions set forth therein. Furthermore, this release does not waive any claims that the controlling law clearly states may not be released by settlement. The Employee acknowledges and agrees that he will not be entitled to any Restricted Stock Units (including Performance Restricted Stock Units) that vest after the Separation Date, and that no “dividend equivalents” will accrue after the Separation Date.

(b)Preservation of Certain Rights. Nothing in this Agreement (including but not limited to the release of claims, promise not to sue, and confidentiality, cooperation, non-disparagement, and return of property provisions) (a) limits or affects the Employee’s right to challenge the validity of this Agreement under ADEA (including the Older Workers Benefits Protection Act (“OWBPA”)), (b) prevents the Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the Securities and Exchange Commission (the “SEC”), or any other federal, state or local agency charged with the enforcement of any laws (“Government Agencies”), including providing documents or other information, or (c) prevents the Employee from exercising rights under Section 7 of the National Relations Labor Act (the “NLRA”) to engage in protected, concerted activity with other employees; although by signing this Agreement the Employee is waiving any right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit or other proceeding brought by the Employee or on the Employee’s behalf by any third party, except for any right the Employee may have to receive a payment from a Government Agency (and not the Company) for information provided to the Government Agency. The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. The Employee also understands that the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (1) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Employee also understands that disclosure of trade secrets to attorneys, made under seal, or pursuant to court order is also protected under 18 U.S. Code §1833 in a retaliation lawsuit based on the reporting of a suspected violation of law.

(c)Full Settlement. The Employee acknowledges that the Employee enters into this Agreement as a compromise and in full and final settlement of all disputed claims, if any, the Employee may have against any of the Releasees as of the date this Agreement is signed. This Agreement does not constitute an admission of any liability or wrongdoing by any Releasee or the Employee, and the Releasees deny they are legally obligated for any claim or that they have engaged in any wrongdoing.

(d)Receipt of Compensation & Disclosure of Claims. The Employee confirms that, as of the date the Employee signs this Agreement and except for the Separation Payments, the Employee has (i) received all compensation due as a result of services performed for OneMain and acknowledges that the Employee is not entitled to any further wages, bonuses or other compensation from OneMain in any manner, other than Base Salary payable through the Separation Date in accordance with the Company’s standard payroll practices and amounts payable under this Agreement; (ii) reported to OneMain any and all work-related injuries incurred during employment; (iii) been properly provided any leave of absence because of the Employee’s or a family member’s health condition and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) had the opportunity to provide OneMain with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of OneMain or any Affiliate, released person or entity; and (v) reported to OneMain any non-anonymous complaints, claims, or actions filed by the Employee or on the Employee’s behalf against OneMain or the Releasees.

8.Restrictions on Trading OneMain Stock. The Employee acknowledges that the Employee is subject to applicable laws regarding the purchase or sale of securities based on material non-public information (“insider trading” laws), and that the Employee may be subject to Section 16 of the Securities Exchange Act of 1934, even after the Separation Date.

9.Ownership of Intellectual Property.

(a)Definitions.

(i.) “Creative Works” means any and all works of authorship including, for example, written documents, spreadsheets, graphics, designs, trademarks, service marks, algorithms, computer programs and code, protocols, formulas, mask works, brochures, presentations, photographs, music or compositions, manuals, reports, and compilations of various elements, whether or not patentable or registrable under patent, copyright, trademark, or similar domestic and international laws.

(ii.) “Intellectual Property” means those ownership and other legal rights associated with any Inventions or Creative Works.

(iii.) “Invent” means to conceive of, develop, reduce to practice, or otherwise invent, as that term is commonly understood, and is not limited to its general usage under U.S. or foreign patent law.

(iv.) “Invention” means inventions, developments, concepts, improvements, designs, discoveries, inventive ideas, algorithms, computer software code and programs, protocols, formulas, mask works, compositions, trademarks, service marks, or trade secrets, whether or not reduced to practice, patentable, or registrable under patent, copyright, trademark, or similar laws, which the Employee Invents, either solely or jointly, during normal working hours or when the Employee is expected to be working, or that relate to the Business of OneMain or to OneMain’s actual or demonstrably anticipated research or development, or that are substantially aided by the Employee’s use of OneMain’s equipment, supplies, facilities, or Confidential Information or Trade Secrets (as defined below), or that contains any of OneMain’s Trade Secrets or Confidential Information, or that are the direct or substantial result of any work performed by the Employee for OneMain.

(v.) “Prior Inventions” means all Inventions that were made by the Employee prior to the Employee’s employment with OneMain, that belong to the Employee and which relate to OneMain’s current or proposed business, products, services, or research and development, and are not presently assigned by the Employee under this Agreement.

(b)Prior Inventions Retained and Licensed by the Employee. The Employee confirms that the Employee has not in the past, and agrees not to incorporate, or permit to be incorporated, any Prior Inventions or Creative Works owned by the Employee, or in which the Employee has an interest, into a OneMain product, process, program, or machine, including any software code created or developed on OneMain’s behalf, or in which OneMain has an ownership interest pursuant to the terms of this Agreement, without OneMain’s prior written consent.

(c)Assignment of Inventions. The Employee agrees to promptly make full written disclosure to OneMain of, to hold in trust for the sole right and benefit of OneMain, and hereby presently assigns to OneMain, or its designees, without any additional consideration, all of the Employee’s right, title, and interest in and to any and all Inventions that the Employee Invents during the Employee’s employment and until June 30, 2021. The Employee understands that the obligations under this paragraph do not apply to any Invention that is Invented that: (1) does not involve the use of any OneMain Trade Secrets or Confidential Information, OneMain equipment, supplies, or facilities; (2) were developed by the Employee entirely on the Employee’s own time; and (3) do not relate to the Business of OneMain.

(d)Works Made for Hire. The Employee acknowledges that all Creative Works that were and are made by the Employee (solely or jointly with others) within the scope of and during the period of the Employee’s employment with OneMain and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are deemed specially ordered by the Company under the U.S. Copyright law. In the event that any Creative Work is determined not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by the Employee to the Company of the copyright in the Creative Work, including all right, title and interest therein.

(e)Patent and Copyright Registrations. The Employee agrees to assist OneMain (both during and after employment), or its designees or assigns, at OneMain’s expense, but without additional compensation to the Employee, to secure OneMain’s rights, as well as the rights of any third parties to whom OneMain directs, any assignment, in any Inventions, copyrights, or other intellectual property rights relating thereto in any and all countries, hereby irrevocably designates and appoints OneMain, through its duly authorized officers and agents, as the Employee’s agent and attorney in fact, to act for and on the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright or trademark registrations thereon anywhere in the world with the same legal force and effect as if executed by the Employee.

(f)Duty to Maintain Records and Disclose Information. The Employee agrees that while employed and until June 30, 2021, the Employee will promptly disclose to OneMain in writing all Inventions and Creative Works authored or conceived by the Employee, alone or jointly with others, along with all attempts to register, patent, or otherwise claim ownership over or alienate such Inventions and Creative Works.
(g)State Specific Notices of Limitation. All invention assignment are made subject to the limitations based on an employee’s state of residence or citizenship.

10.Restrictive Covenants.

The Employee acknowledges that the nature of the Employee’s position gives the Employee access to and knowledge of OneMain’s Customers, Referral Sources, Vendors, Suppliers and employees, as well as significant amounts of Confidential Information and Trade Secrets about OneMain, its Affiliates, employees, customers and other third parties. The Employee also acknowledges that the information provided to and obtained by the Employee during employment and the relationships with OneMain’s Customers, Referral Sources, Vendors, Suppliers and employees are of great competitive importance and commercial value to OneMain.

(a)Definitions.

(i) “Business Contact” means contact that is intended to establish or strengthen a business or professional relationship for OneMain.

(ii) “Business of OneMain” means the business of providing secured and unsecured consumer installment loans to customers with FICO scores below 700 and/or related ancillary or insurance products, either in person or electronically via the internet or other electronic communication procedure, along with any other line of business into which OneMain enters, or is taking material steps to enter, prior to termination of the Employee’s employment.

(iii) “Competing Business” means any individual (including the Employee), corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is engaged, in whole or in relevant part, in providing any products or services which are substantially similar to or competitive with any of the products or services conducted or offered through the Business of OneMain, or that is taking material steps to engage in such business or offer such products or services, or is hiring the Employee to establish such business.

(iv) “Confidential Information” means (i) competitively sensitive information, (ii) of importance to OneMain, (iii) that becomes known to the Employee through employment with OneMain and is not generally known to the public, and (iv) that is not a Trade Secret under the federal Defend Trade Secrets Act of 2016, the Uniform Trade Secrets Act, or other applicable law. Assuming the conditions above are met, Confidential Information includes, but is not limited to, information about OneMain’s operations and services; research and development of OneMain’s operations, products, and services; names and other listings of current or prospective Customers, Referral Sources, Vendors and Suppliers; proposals to, or the terms of, any arrangements or agreements with any current or prospective Customers, Referral Sources, Vendors, and Suppliers, including payment and pricing information; the implementation of Customer-specific projects, the composition or description of future products or services that will or may be offered by OneMain, marketing strategies, financial and sales information; and technical expertise and know-how developed by OneMain, including the unique manner in which OneMain conducts its business. Confidential Information also includes information disclosed to OneMain by or about any third party (including, but not limited to, current or prospective Customers, Referral Sources, Vendors and Suppliers) that OneMain is required to treat as confidential. Confidential Information does not include information readily available to the public, so long as it was not made public by the Employee or anyone working on the Employee’s behalf.

(v) “Customers” means those individuals, companies, or other entities for whom OneMain provides products or services in connection with the Business of OneMain.

(vi) “Referral Sources” means those individuals or entities who refer business or leads for business to OneMain, either directly or through the Employee or others, regardless of whether that Referral Source is also a Customer of OneMain (including lead aggregators and “second look” customer turndown programs).

(vii) “Restricted Territory” means:
A. the United States; and/or
B. any geographic territory in which the Employee actually worked for OneMain, represented OneMain, or had Business Contact with OneMain’s Customers and Referral Sources while employed by the Company.

The Employee agrees that Subparagraphs (A) & (B) above are separate and severable covenants, that they should be enforced to the fullest extent permissible to protect OneMain’s legitimate protectable business interests, and that their enforcement will not impose an undue hardship on the Employee or otherwise unfairly prevent the Employee from being employed in the Employee’s chosen field of work.

(viii) “Trade Secret(s)” means information defined as a trade secret by the Defend Trade Secrets Act of 2016, the Uniform Trade Secrets Act, or other applicable law.

(ix) “Vendors and Suppliers” means any individuals, companies, or government entities that supply materials or services to OneMain in furtherance of the Business of OneMain, regardless of whether or not they are also a Competing Business.

(b)Return of OneMain Records and Property. The Employee agrees to return to OneMain at the end of the consulting period (at OneMain’s expense) all property belonging to OneMain, including but not limited to, keys, credit cards, phones, computers, data storage devices, data, and documents, including any and all electronic information contained on any Company or personal computers, storage devices, or cloud or similar storage services, as well as all originals, copies, or other physical embodiments of OneMain’s Confidential Information and Trade Secrets (regardless of whether it is in paper, electronic, or any other format), at the termination of the Employee’s employment or at any other time when OneMain so requests, and the Employee agrees not to retain or distribute any copies of any of the foregoing.
(c)Non-Disclosure and Non-Use of Confidential Information and Trade Secrets. During the term of the Employee’s employment and until June 30, 2021, the Employee will not, except as authorized and required to perform the Employee’s duties for OneMain, directly or indirectly: use, disclose, reproduce, distribute, or otherwise disseminate OneMain’s Confidential Information or Trade Secrets, or take any action causing, or fail to take any action necessary, to prevent any such information to lose its character or cease to qualify as Confidential Information or a Trade Secret. The Employee agrees to ask OneMain, both during and after employment, if the Employee has any questions about whether particular information is Confidential Information or a Trade Secret before using or disclosing such information. Trade Secrets are protected by statute and are not subject to any time limits.

(d)Non-Competition. The Employee agrees that, during employment and until June 30, 2021, the Employee will not, directly or indirectly, own, manage, operate, join, control, be employed by or with, or participate in any manner with a Competing Business anywhere in the Restricted Territory where doing so will require the Employee to provide the same or substantially similar services to any Competing Business as those which the Employee provided to OneMain while employed by the Company, or where the Employee will be a senior executive or officer.

Notwithstanding the foregoing, the “beneficial ownership” by the Employee, either individually or as a member of a “group” (as such terms are used in Rule 13d of the general rules and regulations under the Securities Exchange Act of 1934), of less than five percent (5%) of the voting stock of any public company shall not be a violation of this Agreement, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such company.

(e)Non-Solicitation of Employees. The Employee agrees that during employment and until June 30, 2021, the Employee will not, directly or indirectly (regardless of who initiates the communication) hire or employ, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant or agent of OneMain to terminate his or her employment or other relationship with OneMain, or to leave his or her employment or other relationship with OneMain for any engagement in any capacity with any other person or entity.

(f)Non-Solicitation of Customers and Referral Sources. The Employee agrees that during employment and until June 30, 2021, the Employee will not directly or indirectly, for any Competing Business, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate any Customers, prospective Customers, or Referral Sources of OneMain with whom the Employee had Business Contact or about whom the Employee had any Confidential Information or Trade Secrets for the purpose of providing any services or products that are the same as or substantially the same as the Business of OneMain.

(g)Non-Interference of Vendors and Suppliers. The Employee agrees that while employed by OneMain and following the termination of the Employee’s employment, the Employee will not directly or indirectly interfere with OneMain’s relationships with its Vendors and Suppliers in any manner that is prohibited by contract or law.

(h)No Derogatory Comments. The Employee agrees that the Employee will not at any time make, publish or communicate to any person or entity or in any public forum any derogatory or defamatory remark, comment or statement concerning OneMain and its Affiliates, their businesses, or any of their employees, officers and directors. This provision, however, does not in any way restrict or impede the Employee from exercising protected rights as described in Paragraph 7(b).

(i)Relief, Remedies, and Enforcement. The Employee understands that OneMain is engaged in a highly competitive business, and the covenants and restrictions contained in this Agreement, including the geographic and temporal restrictions, are reasonably designed to protect OneMain’s legitimate business interests, and the Employee agrees that a breach of any provision of this Agreement will cause serious and irreparable injury to OneMain that will be difficult to quantify and which may not be adequately compensated by monetary damages alone. Thus, in the event of a breach or threatened or intended breach of this Agreement by the Employee, OneMain shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. The Employee further agrees that nothing in this Agreement shall be construed to prohibit OneMain from pursuing any and all other legal or equitable remedies available to it for breach of any of the provisions of this Agreement, including the recovery, return, and disgorgement of any profits, commissions, or fees realized by the Employee, any subsequent employers, any business owned or operated by the Employee, or any of the Employee’s agents, heirs, or assigns, as well as all costs and attorneys’ fees incurred because of the Employee’s breach of any provisions of this Agreement.

(j)Tolling. The Employee agrees that if either party institutes an action or proceeding to enforce or challenge the protective covenants in this Agreement, and the Employee is not enjoined from breaching one or more of the protective covenants contained herein, and a court thereafter determines that one or more of the protective covenants are enforceable, the restricted time periods in this Agreement shall be tolled beginning on the date the litigation was instituted until the litigation is finally resolved and all periods of appeal have expired and that such extension shall not affect OneMain’s other rights and remedies under this Agreement.

(k)Disclosure of Agreement to Third Parties. The Employee agrees to provide a copy of this Agreement to any subsequent employer, person, or entity to which the Employee intends to provide services that may conflict with any of the Employee’s obligations in this Agreement prior to engaging in any such activities. The Employee agrees that OneMain may also provide a copy of this Agreement or a description of its terms to any Customer, Referral Source, Vendor, Supplier, subsequent employer of the Employee, or any other third party at any time as it deems necessary to protect its interests, and the Employee agrees to indemnify OneMain against any claims and hold OneMain harmless from any losses, costs, fees, expenses, and damages arising out of the Employee’s failure to comply with this paragraph.

11.Status as Independent Contractor. Effective after the Termination Date, the Employee confirms that he is acting as a consultant and independent contractor. The Employee further agrees and acknowledges that he is not an employee of OneMain during that period, and as such is not entitled to benefits provided to current OneMain employees, including but not limited to health insurance and pension benefits. In the event the Employee is held liable to any party as a result of its actions under this Agreement, the Employee will not be entitled to indemnification by OneMain, and hereby waives any right to such indemnification.

12.Taxes. As an independent contractor after the Termination Date, the Employee will be responsible for payment of all applicable taxes relating to his services, including income taxes, and payment of employment taxes. OneMain may report all payments made under this Agreement to the appropriate Federal and state taxing authorities, as it believes necessary or appropriate, including applicable “1099” reporting.

13.Choice of Law; Enforcement. This Agreement shall be construed and regulated under and by the laws of the State of New York, without regard to any conflict of laws provision that would dictate the application of another jurisdiction’s laws. The Employee acknowledges and agrees that any disputes involving interpretation or enforcement of this Agreement will be resolved through mediation and arbitration in accordance with the terms of the OneMain Employee Dispute Resolution Program (the “Program”) in effect at the time the dispute arises, subject to the terms and restrictions of the Program; provided, however, that if the Employee commits a breach of, or is about to commit a breach of, any of the provisions in Paragraphs 9 or 10, OneMain shall not be required to arbitrate any request for injunctive relief and shall have the right to have such provisions specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to OneMain and that money damages will not provide an adequate remedy to OneMain. In addition, OneMain may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

14.Section 409A. The intent of the parties is that payments and benefits under this Agreement either be exempt from or comply with Section 409A of the Internal Revenue Code (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under this Agreement on account of the Employee’s termination of employment constitute a deferral of compensation subject to Section 409A of the Code and the Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of the Employee’s separation from service, any amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Employee’s separation from service (or, if earlier, the Employee’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Employee) during one year may not affect amounts reimbursable or provided in any subsequent year and the right to reimbursement of in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment made in accordance with the provisions of this Agreement.

15.Cooperation with Proceedings. From and after the Termination Date, the Employee shall cooperate with the OneMain and its directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving OneMain, including any such any action, proceeding, investigation or litigation in which the Employee is called to testify. The Company will reimburse the Employee for all reasonable costs and expenses, including without limitation travel, lodging and legal expenses incurred in connection with providing such cooperation if approved in advance. The Employee shall not be required to provide the cooperation outlined in this paragraph until the Employer has approved reasonable expenses. If the Employee no longer is providing Consulting Services (and receiving the Fee) at the time the cooperation is requested, the Employee shall be compensated for any day or partial day that the Employee assists OneMain at the same rate as the Fee.

16.Resignation from Corporate Positions. To the extent that the Employee has not already resigned, the Employee hereby resigns any office or directorship that the Employee held for OneMain, effective as of the Termination Date. The Employee’s execution of this Agreement shall be deemed a grant by the Employee to the officers of OneMain of a limited power of attorney to sign in the Employee’s name and on the Employee’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. In addition, the Employee agrees to execute any documents OneMain deems necessary to effect any such resignation. After the Termination Date, the Employee agrees the Employee has not, and will not, represent himself or herself as being an employee, agent or representative of OneMain or its Affiliates for any purpose.

17.Review and Revocation. The Employee acknowledges and confirms that prior to executing this Agreement (including the release contained herein), the Employee (i) hereby is advised by the Company to consult with an attorney concerning the terms of this Agreement and to have an attorney explain such terms; (ii) was given a period of at least 21 days within which to consider this Agreement; (iii) is providing the release set forth in this Agreement only in exchange for consideration in addition to anything of value to which the Employee is already entitled; and (iv) knowingly and voluntarily accepts the terms of this Agreement. For a period of 7 days following the date this Agreement is executed by the Employee (the “Revocation Period”), the Employee may revoke the Agreement by sending written notice to OneMain, Attn: General Counsel, 601 N.W. 2nd Street, Evansville IN 47708. This Agreement shall not become effective or enforceable until after the Revocation Period has expired. The Company may ask for confirmation that the Employee has not revoked this Agreement.
The Employee acknowledges that the Company has not threatened to withdraw or alter the benefits due under this Agreement prior to the expiration of the 21-day period; nor has the Company provided different terms because the Employee decided to sign the release prior to the expiration of the 21-day consideration period. If this Agreement is revoked and the Employee has received any payments or other benefits, the Employee will return all payments and benefits so received. The Employee also agrees that changes, whether material or immaterial, do not restart the running of the above deadline for responding.

18.Notices. Any notices provided hereunder must be in writing and shall be deemed effective (i) 1 business day following personal delivery, (ii) upon delivery, if sent using a nationally recognized overnight delivery service, or (iii) the 5th business day after mailing by first class mail to the recipient at the address indicated below:

To the Company or OneMain:
OneMain Holdings, Inc.
601 NW Second Street
Evansville, Indiana 47708
Attn: General Counsel

To the Employee:

At the address shown in the Company’s personnel records

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

19.Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction or validly appointed arbitrator to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by such court or arbitrator because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

20.Prior Agreements. This Agreement contains the entire agreement by and between them on the subjects covered by this Agreement, that all sections of prior agreements concerning these subjects are replaced by this Agreement, that the Employee does not rely, and has not relied, upon any representation or statement not set forth herein by OneMain or any of OneMain’s agents, representatives, or attorneys, and that this Agreement may be changed only by a subsequent agreement in writing signed by both parties. Notwithstanding the above, the parties agree that if the Employee has already signed an agreement with OneMain that contains restrictive covenants regarding competition, solicitation, the disclosure of Confidential Information or Trade Secrets, or similar terms, or signs such an agreement in the future, those and related contractual provisions shall not be superseded by this Agreement, but instead shall be read in conformity with this Agreement in order to provide OneMain with the maximum protections for its legitimate business interests under the law.
21.Counterparts; Electronic Signatures. This Agreement may be executed in any number of separate counterparts, each of which shall be considered an original, but all of which construed together shall constitute one and the same document. The Employee agrees that OneMain may enforce this Agreement with a copy that only is signed by the Employee. Execution and/or delivery by facsimile or electronic means shall be effective as an original counterpart.

22.Amendments; No Third Party Rights. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement, except with respect to OneMain and its Affiliates as provided herein.

23.Survival. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

24.Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

25.Negotiation & Interpretation. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between the parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

[Signature Page Follows]

THE EMPLOYEE, THE EMPLOYER AND ONEMAIN HOLDINGS, INC. EACH REPRESENTS AND WARRANTS THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH AGREES TO BE BOUND THEREBY.

ONEMAIN HOLDINGS, INC.

By:	/s/ Heather A. McHale
Heather A. McHale

Executive Vice President & Chief Human
Resources Officer

ONEMAIN GENERAL SERVICES
CORPORATION

By:	/s/ Heather A. McHale

Heather A. McHale
Executive Vice President & Chief Human
Resources Officer

EMPLOYEE:

/s/ John C. Anderson
John C. Anderson